UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2006

ITC^DeltaCom, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-23253	58-2301135
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7037 Old Madison Pike Huntsville, Alabama	35806
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (256) 382-5900

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On May 31, 2006, ITC^DeltaCom, Inc. (“ITC^DeltaCom”) received a staff determination letter from the Nasdaq Stock Market. The Nasdaq staff’s letter indicated that ITC^DeltaCom has failed to maintain a minimum market value of publicly held shares of $15 million as required by Marketplace Rule 4450(b)(3) and that, as a result, ITC^DeltaCom’s common stock is subject to delisting from the Nasdaq National Market. On June 6, 2006, in accordance with the Marketplace Rules, ITC^DeltaCom appealed the Nasdaq staff’s determination to a Nasdaq listing qualifications panel. To succeed on its appeal, ITC^DeltaCom must establish that it has a plan that will enable it to achieve and sustain compliance with the rule in future periods. There can be no assurance that the panel will grant ITC^DeltaCom’s request for continued listing. ITC^DeltaCom’s common stock will continue to trade on the Nasdaq National Market while the panel considers ITC^DeltaCom’s appeal.

ITC^DeltaCom received the determination letter because, although the market value of its publicly held shares exceeded the $15 million minimum requirement at times during May 2006, it did not do so for ten consecutive trading days during the past three months, as required for ITC^DeltaCom to regain compliance with this requirement. The market value of ITC^DeltaCom’s publicly held shares has been adversely affected by the substantial number of shares that have been excluded from the minimum market value calculation under Nasdaq’s rules. This calculation excludes the market value of outstanding shares of common stock held by officers, directors and 10% stockholders, who collectively own a majority of ITC^DeltaCom’s total outstanding common stock, from the minimum required value. In addition, because the market value of publicly held shares is based exclusively on the market value of ITC^DeltaCom’s outstanding common stock, it does not reflect the value of any of ITC^DeltaCom’s outstanding preferred stock, which had a book value of approximately $70.3 million as of March 31, 2006.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITC^DELTACOM, INC.

Date: June 6, 2006	/s/ J. Thomas Mullis
J. Thomas Mullis
Senior Vice President-Legal and Regulatory
(Duly Authorized Officer)

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